 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2002 Stock Incentive Plan of The Finish Line, Inc. (As Amended and Restated July 21, 2005), of our report dated April 21, 2005, with respect to the consolidated financial statements of The Finish Line, Inc., The Finish Line, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Finish Line, Inc. included in its Annual Report (Form 10-K) for the year ended February 26, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
July 25, 2005